Exhibit 99.3

ZORAN CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of Zoran Corporation (“Zoran”, “we”, “our”, “us”) and Microtune, Inc. (“Microtune”) after giving effect to Zoran’s acquisition of Microtune on November 30, 2010, the payment of $159.2 million in cash and the conversion of $2.0 million in Microtune’s restricted stock units into 1.4 million Zoran restricted stock units immediately after the close of acquisition and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined balance sheet as of September 30, 2010 is presented as if our acquisition of Microtune had occurred on September 30, 2010.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2010, and the year ended December 31, 2009, are presented as if the Microtune acquisition had occurred on January 1, 2009 and were carried forward through the period ended September 30, 2010.

We account for business combinations pursuant to Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 805, Business Combinations. In accordance with ASC 805, we recognize separately from goodwill, the identifiable assets acquired, the liabilities assumed, generally at the acquisition date fair value as defined by ASC 820, Fair Value Measurements and Disclosures. Goodwill as of the acquisition date is measured as the excess of consideration transferred over the net of the acquisition date amounts of the identifiable assets acquired and the liabilities assumed.

The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based upon preliminary estimates. These preliminary estimates and assumptions are subject to change during the measurement period (up to one year from the acquisition date). The final determination of the values of assets and liabilities and the integration costs may result in actual values, assets, liabilities and expenses that are different from those set forth in the unaudited pro forma condensed combined financial statements

The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial position that we would have reported had the Microtune acquisition occurred on the dates set forth above and should not be taken as a representation of our future consolidated results of operations or financial position. The unaudited pro forma condensed combined financial statements do not reflect any operating efficiencies and/or cost savings that we may achieve with respect to the combined companies, or any liabilities that may result from integration activities.

The unaudited pro forma condensed combined financial statements should be read in conjunction with Zoran’s and Microtune’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

ZORAN CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

as of September 30, 2010

(in thousands)

	Historical
	September 30, 2010
	Zoran	Microtune	Pro forma adjustments		Pro forma combined
ASSETS
Current assets:
Cash and cash equivalents	$126,586	$31,555	$(126,586	) (1)	$31,555
Short-term investments	244,505	49,758	(32,608	) (1)	261,655
Accounts receivable, net	30,886	11,172	—		42,058
Inventories	38,039	8,583	515	(2)	47,137
Prepaid expenses and other current assets	22,205	5,004	—		27,209

Total current assets	462,221	106,072	(158,679)		409,614
Property and equipment, net	12,445	4,084	—		16,529
Other assets & deferred income taxes	32,671	469	23,643	(3)	56,783
Long term investment	33,221	242	—		33,463
Goodwill	4,197	5,564	6,643	(4)	16,404
Intangible assets, net	308	2,760	31,215	(5)	34,283

Total assets	$545,063	$119,191	$(97,179)		$567,076

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$38,277	$6,943	$—		$45,220
Accrued expenses and other current liabilities	34,890	6,218	6,104	(7)	47,212

Total current liabilities	73,167	13,161	6,104		92,432
Other long-term liabilities	36,043	393	359	(8)	36,795
Commitments and Contingencies
Stockholders’ equity:
Common stock	50	54	(54	) (9)	50
Additional paid-in capital	857,537	470,046	(468,051	) (1)(9)	859,533
Accumulated other comprehensive income	2,541	(988)	988	(9)	2,541
Accumulated deficit	(424,275)	(363,475)	363,475	(9)	(424,275)

Total stockholders’ equity	435,853	105,637	(103,642)		437,848

Total liabilities and stockholders’ equity	$545,063	$119,191	$(97,179)		$567,076

See notes to unaudited pro forma combined financial statements

ZORAN CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Nine Months Ended September 30, 2010

(in thousands, except per share amounts)

	Historical Nine Months Ended September 30, 2010
	Zoran	Microtune	Pro Forma Adjustment		Pro Forma Combined
Revenues:
Hardware product revenues	$249,885	$71,434	$—		$321,319
Software and other revenues	33,264	—	—		33,264

Total revenues	283,149	71,434	—		354,583
Costs and expenses:
Cost of hardware product revenues	136,176	34,761	(443	) (2)(10)	170,494
Research and development	85,173	21,413	(602	) (10)	105,984
Selling, general and administrative	76,657	16,169	(4,291	) (10)(12)	88,535
Amortization of intangible assets	327	4	2,862	(6)	3,193

Total costs and expenses	298,333	72,347	(2,474)		368,206
Operating loss	(15,184)	(913)	2,474		(13,623)
Interest income	5,524	709	—		6,233
Other income (expense), net	41	(52)	—		(11)

Loss before income taxes	(9,619)	(256)	2,474		(7,401)
Provision for income taxes	5,100	51	(2,317	) (13)	2,834

Net loss	$(14,719)	$(307)	$4,791		$(10,235)

Net loss per share - basic and diluted	$(0.29)	$(0.01)			$(0.20)

Weighted average common shares	50,378	54,134			50,450

See notes to unaudited pro forma combined financial statements

ZORAN CORPORATION

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2009

(in thousands, except per share amounts)

	Historical
	Twelve Months Ended
	December 31, 2009
	Zoran	Microtune	Pro Forma Adjustment		Pro Forma Combined
Revenues:
Hardware product revenues	$334,895	$74,570	$—		$409,465
Software and other revenues	45,186	—	—		45,186

Total revenues	380,081	74,570	—		454,651
Costs and expenses:
Cost of hardware product revenues	196,497	36,096	(357	) (2)(11)	232,236
Research and development	112,189	28,488	(1,426	) (11)	139,251
Selling, general and administrative	107,742	22,681	(1,945	) (11)	128,478
Amortization of intangible assets	434	—	4,828	(6)	5,262
Restructuring expense	—	1,742	—		1,742

Total costs and expenses	416,862	89,007	1,100		506,969
Operating loss	(36,781)	(14,437)	(1,100)		(52,318)
Interest income	9,429	1,273	—		10,702
Other expense, net	(6)	(139)	—		(145)

Loss before income taxes	(27,358)	(13,303)	(1,100)		(41,761)
Provision (benefit) for income taxes	5,600	(4)	(4,897	) (13)	699

Net loss	$(32,958)	$(13,299)	$3,797		$(42,460)

Net loss per share - basic and diluted	$(0.64)	$(0.25)			$(0.82)

Weighted average common shares	51,464	52,778			51,818

See notes to unaudited pro forma combined financial statements

ZORAN CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Acquisition of Microtune, Inc.

We acquired Microtune, Inc on November 30, 2010. We acquired Microtune to, among other things, expand our product offerings by Microtune’s existing product lines and broadening our customer base.

Preliminary Purchase Price

Acquisition of approximately 54.5 million shares of Microtune at $2.92 per share in cash	$159,194
Preliminary fair value of restricted stock units assumed	1,996

Total preliminary purchase price	$161,190

2. Preliminary Purchase Price Allocation

Pursuant to our business combinations accounting policy, the total preliminary purchase price for Microtune was allocated to the preliminary net tangible and intangible assets acquired based upon their preliminary fair values as set forth below as of the closing date. The excess of the preliminary purchase price over the preliminary net tangible assets and preliminary intangible assets was recorded as goodwill. The preliminary allocation of the purchase price was based upon a preliminary valuation and our estimates and assumptions are subject to change within the measurement period (up to one year from the acquisition date). The primary areas of the preliminary purchase price allocation that are not yet finalized relate to the fair values of certain tangible assets and liabilities acquired, the valuation of intangible assets acquired, certain legal matters, income and non-income based taxes and residual goodwill. During the measurement period, we expect to continue to obtain information to assist us in determining the final fair value of the net assets acquired at the acquisition date during the measurement period. Our preliminary purchase price allocation for Microtune is as follows (in thousands):

Net assets acquired	$115,213
Goodwill	12,207
Customer relationships	15,000
In-process research and development	10,700
Developed technologies	8,000
Trade name	70

$161,190

Customer relationships represent the fair values of the underlying relationships with Microtune’s customers. In-process research and development represents the fair values of incomplete Microtune research and development projects that had not reached technological feasibility as of the date of acquisition. Developed technology represents the fair values of Microtune products that have reached technological feasibility and are a part of Microtune’s product lines. Trade names represent the fair values of brand and name recognition associated with the marketing of Microtune’s products and services.

ZORAN CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS – (continued)

3. Pro forma Financial Statement Adjustments

The following pro forma adjustments are included in our unaudited pro forma condensed combined financial statements:

(1)	To record the purchase price of $159.2 million paid in cash and $2.0 million in conversion of restricted stock units.

(2)	To adjust acquired inventory to fair value.

(3)	To record the estimated bargain purchase option of $2.0 million related to Microtune’s Germany office building lease and $21.6 million of net deferred tax asset as a result of our ability to utilize certain net operating loss and tax credit carryforwards from Microtune, which were partially offset by certain acquired deferred tax liabilities including those associated with intangible assets acquired.

(4)	To eliminate Microtune’s historical goodwill and record the preliminary estimate of goodwill for our acquisition of Microtune.

(5)	To record the value of net intangible assets increase as a result of the acquisition

(6)	To record estimated net intangible amortization increase associated with the acquired intangible assets over its estimated useful life.

(7)	To record acquisition related accruals for, among other items, cash settlement of certain stock options and restricted stock awards, acquisition expenses and severance costs in connection with the Microtune acquisition.

(8)	To record the estimated fair value of an unfavorable building lease commitment in connection with the Microtune acquisition.

(9)	To eliminate Microtune’s historical stockholders’ equity.

(10)	To record preliminary estimated stock-based compensation expense of $1.1 million related to restricted stock-based awards assumed in connection with the acquisition using the straight-line amortization method over the remaining vesting periods and to eliminate the historical stock-based compensation expense of $1.9 million as a result of the cancellation of all outstanding stock options on the acquisition date.

(11)	To record estimated stock-based compensation expense of $1.5 million related to restricted stock-based awards assumed in connection with the acquisition using the straight-line amortization method over the remaining vesting periods and eliminate the historical stock -based compensation expense of $4.8 million as a result of the cancellation of all outstanding stock options on the acquisition date.

ZORAN CORPORATION

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS – (continued)

(12)	To remove direct acquisition costs (e.g. professional fees) that would have been incurred prior to the applicable period, assuming that the acquisition had been completed on January 1, 2009.

(13)	To record the estimated pro forma income tax impact using the weighted average estimated income tax rates applicable to the jurisdictions in which the pro forma adjustments are expected to be recorded. The pro forma combined provision for income taxes does not reflect the amounts that would have resulted had Zoran and Microtune filed consolidated income tax returns during the periods presented.

4. Pro Forma Earnings per Share

The pro forma basic and diluted earnings per share amounts presented in our unaudited pro forma condensed combined statements of operations are based upon the weighted average number of our common shares outstanding. These amounts have been adjusted for assumed Microtune restricted stock-based awards using the treasury stock method and assuming that the awards were assumed at the beginning of each period presented without giving effect to any subsequent award activity such as exercises and cancellations. Our acquisition of Microtune had a minimal impact on our basic weighted average common shares outstanding for the periods presented.

	Weighted Average Common Shares Outstanding
(in thousands)	Nine Months Ended	Year Ended
	September 30, 2010	December 31, 2009
Basic and Diluted weighted average common shares outstanding, as reported	50,378	51,464
Estimated dilutive effect of stock options and restricted stock-based awards assumed from Microtune	72	354

Basic and Diluted weighted average common shares outstanding, pro forma	50,450	51,818